Exhibit 4.5

SCHEDULE

to the

2002

Master Agreement

dated as of June 30, 2005

between ABN AMRO BANK N.V. (“Party A”)

and

GE CAPITAL CREDIT CARD MASTER NOTE TRUST (“Party B”)

Part 1

Termination Provisions

The only Transaction that will be governed by the terms of this Agreement will be the Class C Swap (as defined in the Indenture Supplement) as documented in the Confirmation, dated as of the date hereof.  Reference to “Transactions” or “Transaction” shall be deemed to be reference to the Class C Swap.

In this Agreement —

(a)                                  “Specified Entity” means in relation to Party A and Party B for the purpose of Sections 5(a)(v), (vi), (vii) and Section 5(b)(v): Not applicable.

(b)                                 “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)                                  The “Breach of Agreement” provision of Section 5(a)(ii) will not apply to Party B.

(d)                                 The “Misrepresentation” provision of Section 5(a)(iv) will not apply to Party A and will not apply to Party B.

(e)                                  The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A and will not apply to Party B.

(f)                                    The “Bankruptcy” provision of Section 5(a)(vii) is hereby amended by replacing “15” with “30” in the 16th and 23rd lines thereof.

(g)                                 The Force Majeure Event” provision of Section 5(b)(ii) will not apply to Party A and will not apply to Party B.

(h)                                 The “Credit Event Upon Merger” provisions of Section 5(b)(v) will not apply to Party A and will not apply to Party B.

(i)                                     The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B, provided, however, that where the Event of Default is specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or, to the extent analogous thereto, (8) and is governed by a system of laws that does not permit termination to take place upon or after the occurrence of the relevant Event of Default in accordance with the terms of this Agreement, then the Automatic Early Termination provisions of Section 6(a) will apply to Party A and Party B. .

(j)                                     “Termination Currency” means United States Dollars.

(l)                                     Additional Termination Event will apply.  Failure to comply with the following shall constitute an Additional Termination Event in which Party A shall be the sole Affected Party:

(i)                                     Credit Downgrade – Party A.  If at any time (i) the unsecured debt rating of Party A, or its Credit Support Provider, is withdrawn by or reduced below “A” (long term) or “F-1” (short term) if Party A is rated by Fitch Ratings (“Fitch”); or (ii) the unsecured debt ratings of Party A, or its Credit Support Provider, are withdrawn or reduced below “A+” (long term) or, if a short term rating is in effect for Party A, or its Credit Support Provider, below “A-1” (short term) by Standard & Poor’s Rating Services (“S&P”); or (iii) (a) Party A, or its Credit Support Provider, has both long and short term unsecured debt ratings from Moody’s Investors Service, Inc. (“Moody’s”), and any such rating is withdrawn, reduced below (or put on watch for downgrade at) “A1” (long term) or “P-1” (short-term) or (b) Party A, or its Credit Support Provider, has only a long-term unsecured debt rating from Moody’s and such rating is withdrawn, reduced below (or put on watch for downgrade at) “Aa3” (any of the above referenced withdrawals or reductions in credit status from the referenced agencies being herein referred to as a “Downgrade”); then Party A shall promptly notify Party B by telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, in consultation with Party B, within 30 days of the date of the Downgrade, enter into a “Qualifying Substitute Arrangement” (as defined below) to assure performance by Party A of its obligations under the Transactions.  If Party A fails to enter into a Qualifying Substitute Arrangement pursuant to this provision, it shall be an Additional Termination Event in which Party A is the sole Affected Party.

“Credit Support” shall mean an unconditional letter of credit, guaranty, surety bond or insurance policy providing for prompt payment of the obligations of Party A and its successors under this Agreement, as amended from time to time, and all Transactions hereunder for their duration from a Credit Support Provider meeting the Counterparty Ratings Requirements, that is valid, binding and enforceable in accordance with its terms.

“Counterparty Ratings Requirement” means with respect to any entity, that either such entity or the Credit Support Provider, has (i) (a) a Moody’s long-term unsecured debt rating or counterparty rating of at least “Aa3”, and if a short term rating has been provided, such rating shall be at least “P-1”, and (ii) an S&P long-term unsecured debt rating or counterparty rating of at least “AA-”, and if a short term rating has been provided, such rating shall be at least “A-1”; and, notwithstanding the foregoing, if such entity or its Credit Support Provider, has a Fitch short-term unsecured debt rating, such rating shall be at least “F-1 and if such entity or its Credit Support Provider has a Fitch long-term unsecured debt rating, such rating shall be at least “A”.

“Qualifying Substitute Arrangement” shall mean one of the following arrangements satisfactory to the Rating Agencies:  (i) providing Credit Support to Party B reasonably satisfactory to Party B and procuring a Ratings Reaffirmation or (ii) procuring a Replacement Transaction reasonably satisfactory to Party B and a Ratings Reaffirmation.

“Ratings Reaffirmation” means a written acknowledgement from each Rating Agency whose rating on Party A was reduced or withdrawn that, taking into account the Credit Support or the Replacement Transaction provided, as applicable, (i) the then current rating of the Notes will not be reduced notwithstanding the applicable Downgrade, or (ii) the rating of the Notes in effect prior to the Downgrade will be reinstated to the rating in effect prior to the Downgrade.

“Replacement Transaction” means a transaction, reasonably satisfactory to Party B, with a replacement counterparty meeting the Counterparty Rating Requirement who, at no cost to Party B, shall assume Party A’s position under this Agreement and all Transactions hereunder or  replace all Transactions outstanding under this Agreement with Transactions between said replacement counterparty and Party B on identical terms.

(m)                               Discontinued Agency.  If one of the foregoing credit rating agencies ceases to be in the business of rating Debt Securities and such business is not continued by a successor or assign of such agency (“Discontinued Agency”) ratings shall not be deemed withdrawn hereunder, and Party A and Party B shall use their best efforts to  jointly (i) select a nationally-recognized credit rating agency in substitution thereof and (ii) agree on the rating level issued by such substitute agency that is equivalent to the ratings specified herein of the Discontinued Agency, whereupon such substitute agency and equivalent rating shall replace the Discontinued Agency and the rating level thereof for the purposes of this Agreement. If at any time all of the agencies specified herein with respect to a party have become Discontinued Agencies and Party A and Party B have not previously agreed in good faith on at least one agency and equivalent rating in substitution for each Discontinued Agency and the applicable rating thereof, the Downgrade provisions of Part 1(l)(i) shall cease to apply to the parties until a substitute agency is agreed upon as described above.

Part 2

Tax Representations

(a)                                  Payer Tax Representation.  For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section9(h) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(i)                                     the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)                                  the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement (as such Section 4(a)(iii) is modified in Part 5(b)(ii) hereof) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) (as such Section 4(a)(iii) is modified in Part 5(b)(ii) hereof) of this Agreement; and

(iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement;

except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of prejudice to its legal or commercial position.

(b)                                 Payee Tax Representations.  For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

(i)                                     For the purpose of Section 3(f), Party A will make the following representations:

(x)                                   It is acting as a principal and not as an agent or intermediary with respect to the payments received or to be received by it in connection with this Agreement.

(y)                                 The following representations will apply to Party A with respect to Transactions as to which Party A is not acting through a branch, office or agency located in the United States:

(A)                              It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the applicable Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the United States;

(B)                                Each payment received or to be received by it in connection with this Agreement will not be effectively connected with its conduct of a trade or business in the United States; and

(C)                                It is a foreign person and is not acting through a U.S. branch.

For purposes of Payee Representation (b)(ii)(A), “Specified Treaty” means the Income Tax Treaty between The Netherlands and the United States of America.

(z)                                   The following representation will apply to Party A with respect to Transactions as to which Party A is acting through a branch, office or agency located in the United States:

It is a foreign person and each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

(ii)                                  For the purpose of Section 3(f), Party B will make the following representation:

It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of United States Treasury Regulations.

(c)                                  Modified Tax Provisions.  Party B’s obligations under Section 2(d)(i) of this Agreement shall be limited to complying with clauses (1), (2) and (3) thereof and Party B shall not be obligated to pay any amount owing by it under clause (4).

Part 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents, as applicable:

(a)                                  Tax forms, documents or certificates to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A	A duly executed United States Internal Revenue Service Form W-8BEN and W-8ECI (or successor thereto)

(i) Upon execution of the Agreement; (ii) and upon request thereafter; (iii) promptly upon learning that any Form W-8BEN, or W-8ECI (or any successor thereto) has become obsolete or incorrect; and (iv) upon request of Party B

N/A

(b)                                 Other documents to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A

A copy of the most recent annual report (which shall be the Annual Report of ABN AMRO Holding N.V). containing audited consolidated financial statements for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles (“GAAP”) in the party’s country of organization, or, in lieu thereof, a copy of such party’s most recent Form 20-F as filed by ABN AMRO Holding N.V with the Securities and Exchange Commission (if any such statement is produced).

		Upon request of the other party.	Yes

Party A & B

Evidence,reasonably satisfactory in form and substance to the receiving party, concerning the due execution and delivery of this Agreement or any Confirmation, including, without limitation, signing authority and specimen signatures for each individual executing the Agreement and any Confirmation.

		At or promptly following the execution and delivery of this Agreement .	Yes

Part 4

Miscellaneous

(a)                                  Addresses for Notices.  For the purpose of Section 12(a) of this Agreement:
Address for notices or communications to Party A:

For the purposes of Sections 5, 6 and 7 under this Agreement:

ABN AMRO Bank N.V., Chicago Branch
Global Documentation Unit
540 W. Madison Street, 22nd Floor
Chicago, IL 60661
Attention:	Treasury Documentation
Telephone:	312-904-5214
Fax:	312-904-0392

For all other purposes to the Office through which Party A is acting for the purposes of the relevant Transactions:

ABN AMRO Bank N.V., Amsterdam Head Office
P.O. Box 283
1000 AE Amsterdam
The Netherlands
Attention:	Operations Derivatives Markets

Swaps
Telephone:	31-20-6284448
Telefax:	31-20-6281679

Interest Related Products
Telephone	31-20-3831226
Telefax:	31-20-6282462

Telex:	16021 Answerback: ABAM NL
Electronic Messaging System Details: Swift ABNA NL 2A

ABN AMRO Bank, N.V., Chicago Branch
540 West Madison Avenue, Suite 2132
Chicago, IL 60661
Attention:	Treasury Operations
Facsimile No.:	312-855-5852
Telephone No.:	312-992-5816
Electronic Messaging System Details: ABNA US 33a XXX

ABN AMRO Bank N.V., London Branch
199 Bishopsgate,
London EC2M 3XW,
United Kingdom
Attention:	Fixed Income Derivatives Documentation
Telex:	887366 Answerback: ABNALN G
Fax:	44 20 7857 9428
Telephone:	44 20 7678 3311
Electronic Messaging System Details: Swift ABNA GB 2L

Address for notices or communications to Party B:

Address:	Address:	GE Capital Credit Card Master Note Trust
c/o General Electric Capital Corporation, as Administrator
1600 Summer Street, 6th Floor
Stamford, CT 06927

Attention:	Manager Operations - Securitization
Telephone:	203-585-6838
Facsimile:	203-585-6564

(b)                                 Process Agent.  For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:

ABN AMRO Bank N.V., New York Branch

55 East 52nd Street

New York, NY   10055

Attention: Legal Department

Facsimile:  212-409-7303

Party B appoints as its Process Agent:  Not applicable

(c)                                  Offices.  The provisions of Section 10(a) shall apply to this Agreement.

(d)                                 Multibranch Party.  For the purpose of Section 10(b), Party A is a Multibranch Party and may act through its Amsterdam, Chicago and London Offices; and Party B is not a Multibranch Party.

(e)                                  Calculation Agent.  The Calculation Agent shall be Party A unless Party A is a Defaulting Party in which case the Calculation Agent will be Party B.

(f)                                    Credit Support Document.  Details of any Credit Support Document: Not applicable.

(g)                                 Credit Support Provider.  Not applicable.

(h)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(i)                                     Netting of Payments.  “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of this Agreement to all Transactions (in each case starting from the date of this Agreement).

(j)                                     “Affiliate” will have the meaning specified in Section 14 provided that Party A and Party B shall not have, or be deemed to have, any Affiliates for purposes of this Agreement

(k)                                  Absence of Litigation. For the purpose of Section 3(c):

“Specified Entity” means in relation to Party A: Not applicable.

“Specified Entity” means in relation to Party B: Not applicable.

(l)                                     No Agency.  The provisions of Section 3(g) will apply to this Agreement.

(m)                               Additional Representation will apply.  For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:

(i)                                     Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) or the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction.  No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)                                  Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)                               Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv)                              Eligible Contract Participant. It is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(n)                                 Consent to Recording.  Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Part 5

Other Provisions

(a)                            Recourse and Ranking.  The obligations of Party B under this Agreement, and under any Transaction executed hereunder, are solely the obligations of Party B.  No recourse shall be had for the payment of any amount owing in respect of any Transaction or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer, director or agent of Party B.  Any accrued obligations owing by Party B under this Agreement and any Transaction shall be payable by Party B solely to the extent that funds are available therefor from time to time in accordance with the provisions of the Indenture; provided that such accrued obligations shall not be extinguished until paid in full.  Notwithstanding any provisions contained in this Agreement to the contrary, Party B shall not be obligated to pay any amount pursuant to this Agreement unless Party B has received funds which may be used to make such payment in accordance with the Indenture.  Any amount which Party B does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of Party B for any such insufficiency unless and until such payment is permitted under such preceding sentence.

(b)                                 Limitation of Defaults and Termination.   Notwithstanding the terms of Sections 5 and 6 of this Agreement, Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 of this Agreement only as a result of the occurrence of an Event of Default set forth in Section 5(a)(i) or 5(a)(vii)(4), with respect to Party B as the Defaulting Party or a Termination Event set forth in Sections 5(b)(i) or 5(b)(iii) of this Agreement with respect to Party A as the Affected Party.

(c)                                  No Bankruptcy Petition Against the Company.  Party A hereby covenants and agrees that, prior to the date which is one year and one day after all the Notes (or any rated securities) issued by Party B have been paid in full it will not institute against, or join any other Person in instituting against, Party B any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.  Nothing herein shall prevent Party A from participating in any such proceeding once commenced.

(d)                                 Additional Tax Provisions.  The definition of “Indemnifiable Tax” in Section 14 of this Agreement is modified by adding the following at the end thereof:

Notwithstanding the foregoing, “Indemnifiable Tax” also means any Tax imposed in respect of a payment under this Agreement by reason of a Change in Tax Law by a government or taxing authority of a Relevant Jurisdiction of the party making such payment, unless the other party is incorporated, organized, managed and controlled or considered to have its seat in such jurisdiction, or is acting for purposes of this Agreement through a branch or office located in such jurisdiction.

(e)                                  Definitions.  Reference is hereby made to the 2000 ISDA Definitions (the “2000 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), which are hereby incorporated by reference herein and shall be deemed to be incorporated in each Confirmation hereunder, unless otherwise specified in a Confirmation. Any terms used and not otherwise defined herein which are contained in the 2000 Definitions shall have the meaning set forth therein.  Capitalized terms used and not otherwise defined herein or in the Agreement or the 2000 Definitions (hereinafter defined) shall have the meanings assigned to them in the Indenture, dated as of September 25, 2003, among Party B, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee, as amended or supplemented from time to time (the “Indenture”).

(f)                                    Waiver of Contractual Right of Setoff.  Notwithstanding any provision of this Agreement or any other existing or future agreement but without affecting the netting provisions of Section 2(c), each party irrevocably waives any and all contractual rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the two parties hereunder against any obligations between the two parties under any other agreements or otherwise.  The words “and will be subject to Section 6(f)” in the third line of the first paragraph of Section 6(e), and Section 6(f) of this Agreement, are deleted.

(g)                                 Waiver of Right to Trial by Jury.  Each party irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to trial by jury of any claim, demand or cause of action relating in any way to this Agreement or any Credit Support Document, whether sounding in contract or tort or otherwise, and agrees that either party may file a copy of this section with any court as evidence of the waiver of its jury trial rights.

(h)                                 Conditions Precedent.  Section 2(a)(iii)(1) of the Agreement shall not apply to the obligations of Party A unless an Event of Default set forth in Sections 5(a)(i) or 5(a)(vii)(4) with respect to Party B has occurred and is continuing.

(i)                                   Rating Agency Condition.  No assignments, amendment, modification or waiver in respect of this Agreement will be effective unless, in addition to meeting the requirements otherwise set forth herein, a Ratings Reaffirmation has been obtained.

(j)                                     Amendment to Indenture.  Party B agrees that it shall not amend, modify or waive any provisions in the Indenture without the consent of Party A if such amendment, modification or waiver would have a material adverse effect on Party A’s rights under this Agreement.

(k)                                  Limitation on Liability of Trustee.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by The Bank of New York (Delaware), not individually or personally but solely as trustee of GE Capital Credit Card Master Note Trust (the “Trust”), in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by The Bank of New York (Delaware) but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on The Bank of New York (Delaware), individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall The Bank of New York (Delaware) be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Master Agreement or any other related documents.

(l)                                     Part 1(k)(i).  Party A acknowledges the various provisions set forth in Part 1(l) hereof in connection with a Downgrade (as set forth therein).  Party A agrees to act in good faith and in a commercially reasonable manner in this regard.

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

ABN AMRO BANK N.V.

By:	/s/ FREDERICK P. ENGLER
Name: Frederick P. Engler
Title: Senior Vice President

By:	/s/ DANIEL H. BLEY
Name: Daniel H. Bley
Title: Senior Vice President

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By: The Bank of New York (Delaware), not in its individual capacity but solely as Trustee

By:	/s/ KRISTINE K. GULLO
Name: Kristine K. Gullo
Title: Vice President